EXHIBIT 23.2

CONSENT OF CRISP HUGHES EVANS LLP

The Board of Directors
RCG Companies Incorporated:

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated October 10, 2003 with respect to the audits of the consolidated financial statements of RCG Companies Incorporated (formerly known as eResource Capital Group, Inc.) and Subsidiaries for the years ended June 30, 2003 and 2002 included in its Annual Report (Form 10-KSB) filed with the Securities and Exchange Commission on October 14, 2003. We further consent to the reference to our firm under the heading “Experts” in the prospectus contained in this Registration Statement.

/s/ Crisp Hughes Evans LLP

Crisp Hughes Evans LLP
Charlotte, North Carolina

December 19, 2003